UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2020

VULCAN MATERIALS COMPANY

(Exact name of registrant as specified in its charter)

New Jersey	001-33841	20-8579133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Urban Center Drive

Birmingham, Alabama 35242

(Address of principal executive offices) (zip code)

(205) 298-3000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1 par value	VMC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 10, 2020, Vulcan Materials Company (“Vulcan,” “we”, “our” or “us”) entered into a credit agreement (the “Credit Agreement”) with Truist Bank, as administrative agent (the “Administrative Agent”), and the lenders (the “Lenders”) and other parties named therein. The Credit Agreement provides for a $1.0 billion unsecured revolving credit facility (the “Credit Facility”). Proceeds of the Credit Facility will be used for general corporate purposes.

The Credit Agreement contains representations, warranties, covenants and events of default customary for investment-grade credit facilities. The primary negative covenant limits our ability to incur secured debt. The financial covenant consists of a maximum debt to EBITDA ratio of 3.50 to 1.00 (with a permitted step-up to a ratio of 3.75 to 1.00 for four fiscal quarters ending after the consummation of certain material acquisitions).

Borrowings under the Credit Facility bear interest, at our option, at either (i) the London Interbank Offered Rate (“LIBOR”) plus a margin ranging from 1.125% to 1.875% based on our credit ratings or (ii) a base rate (which is equal to the highest of (a) the Administrative Agent’s prime rate, (b) the federal funds rate plus 0.50% and (c) one-month LIBOR plus 1.00%) plus a margin ranging from 0.125% to 0.875% based on our credit ratings.

Certain of the Lenders and their affiliates have provided from time to time, and may continue to provide, investment banking, commercial banking, financial and other services to us for which we have paid, and intend to pay, customary fees.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

On September 10, 2020, in anticipation of entering into the Credit Agreement described in Item 1.01 above, Vulcan terminated its (i) multi-year credit agreement, dated as of December 21, 2016 with Truist Bank, successor by merger to SunTrust Bank, as administrative agent, and the several banks from time to time parties thereto as lenders, which provided for a five-year $750 million unsecured revolving credit facility and a five-year $250 million unsecured delayed draw term loan facility that were guaranteed by Vulcan’s significant subsidiaries, and (ii) 364-day credit agreement, dated as of April 10, 2020, with Truist Bank, as administrative agent, and the several banks from time to time parties thereto as lenders, which provided for a 364-day $750 million unsecured delayed draw term loan facility that was guaranteed by Vulcan’s significant subsidiaries.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of September 10, 2020, among Vulcan Materials Company, Truist Bank, as Administrative Agent, and the Lenders and other parties named therein

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VULCAN MATERIALS COMPANY

Date: September 11, 2020	By:	/s/ Denson N. Franklin III
	Name:	Denson N. Franklin III
	Title:	Senior Vice President, General Counsel and Secretary